Exhibit 4.4
                       ARTICLES OF AMENDMENT
                                OF
                   CENTRAL FIDELITY BANKS, INC.

     1. The name of the corporation is Central Fidelity Banks, Inc.

     2. The first paragraph of Article III shall be deleted and the following substituted therefore:

        The aggregate number of shares of Capital Stock which the corporation shall have authority to issue, the class and the par value per share thereof are as follows:

         Class             Number of Shares     Par Value Per Share
     Common ............     100,000,000           $  5.00
     Preferred .........         200,000            100.00
     1983 Preferred ....       4,000,000             25.00

     3. Article IV is repealed.

     4. The amendments to Article III and Article IV were adopted on May 13, 1993.

     5. The amendments to Article III and Article IV were proposed by the board of directors and submitted to the shareholders in accordance with the Virginia Stock Corporation Act, Title 13.1,
Chapter 9 of the Code of Virginia (1950), as amended.

     6. The number of shares outstanding and entitled to vote on such amendments was 38,564,514 shares of the Corporation's Common
Stock.

     7. The number of shares voting for, against or abstaining to vote on the amendments was as follows:

        a.  Article III amendment:
                                    For       Against    Abstain
              Common Stock       21,295,325  1,263,835   392,307
                                   55.22%       3.3%       1.0%

          b. Article IV amendment:
                                    For       Against    Abstain
             Common Stock        20,325,641  1,914,198   711,626
                                   52.71%       5.0%       1.8%

Dated May 18, 1993.
                                 CENTRAL FIDELITY BANKS, INC.



                                 By   /S/ William N. Stoyko
                                   William N. Stoyko, Secretary and
                                   Corporate Executive Officer